UNITED STATES
                        SECURITIES AND EXHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 38)*

                         TUBOS DE ACERO DE MEXICO, S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    898592506
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Mr. Fernando R. Mantilla
           Av. Leandro N. Alem 1067, 28th Floor, 1001 - Buenos Aires,
                          Argentina (54-11) 4018-2245
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 3, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

         Note:  Schedules  filed in paper format shall include a signed original
         and  five  copies  of  the  schedule,   including  all  exhibits.   See
         ss.240.13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not bee deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                 SIDERCA Sociedad Anonima Industrial y Comercial
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             ARGENTINA
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                            SIDERCA INTERNATIONAL ApS
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             DENMARK
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                        ROCCA & PARTNERS Sociedad Anonima
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                                SAN FAUSTIN N.V.
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check If the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                                 SIDERTUBES S.A.
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             LUXEMBOURG
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                       I.I.I. INDUSTRIAL INVESTMENTS INC.
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                                  TENARIS S.A.
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             LUXEMBOURG
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                                  INVERTUB S.A.
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             ARGENTINA
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------
     1   Name of Reporting Persons

         I.R.S. Identification Nos. of above persons (entities only):

                                 SIDTAM LIMITED
--------------------------------------------------------------------------------
     2   Check the Appropriate Box If a Member of a Group (See Instructions)
           (a)  [_]
           (b)  [ ]
--------------------------------------------------------------------------------
     3   SEC Use Only

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS: (See Instructions)   NOT APPLICABLE
--------------------------------------------------------------------------------
     5   Check if Disclosure of Legal Proceedings
         is Required Pursuant to Item 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   Citizenship or Place of Organization             BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                       7    Sole Voting Power             NONE
  Number of           ----------------------------------------------------------
  Shares               8    Shared Voting Power           320,414,223 Shares of
  Beneficially                                            TAMSA Common Stock (1
  Owned by Each                                           ADR=5 shares)
  Reporting           ----------------------------------------------------------
  Person With          9    Sole Dispositive Power        NONE
                      ----------------------------------------------------------
                      10    Shared Dispositive Power      320,414,223 Shares of
                                                          TAMSA Common Stock (1
                                                          ADR=5 shares)
--------------------------------------------------------------------------------
     11  Aggregate Amount Beneficially Owned by
         Each Reporting Person:                           320,414,223
--------------------------------------------------------------------------------
     12  Check if the Aggregate Amount in Row (11)
         Excludes Certain Shares (See Instructions)       NOT APPLICABLE
--------------------------------------------------------------------------------
     13  Percent of Class Represented
         by Amount in Row (11):                           94.44%
--------------------------------------------------------------------------------
     14  Type of Reporting Person: (See Instructions)     CO
--------------------------------------------------------------------------------

                        AMENDMENT No. 38 TO SCHEDULE 13D

This Amendment No. 38 amends the Statement on Schedule 13D originally filed on September 24, 1992 and amended and restated as of November 11, 2002, as amended ("Schedule 13D"), on behalf of Siderca Sociedad Anonima, Industrial y Comercial ("Siderca SAIC"), and Siderca International ApS ("Siderca ApS"), together with Rocca & Partners S.A. ("Rocca & Partners"), San Faustin N.V. ("San Faustin"), Sidertubes S.A. ("Sidertubes"), I.I.I. Industrial Investments Inc. ("III BVI"), Tenaris S.A. ("Tenaris"), Invertub Sociedad Anonima ("Invertub") and Sidtam Limited ("Sidtam") (collectively, "Reporting Persons"), relating to the common shares, without par value (the "TAMSA Shares"), of Tubos de Acero de Mexico, S.A., a Mexican company ("TAMSA").

      Item 2. Identity and Background

No changes.

      Item 4. Purpose of the Transaction

As reported in Amendment No. 36 to the Schedule 13D, Tenaris announced on March 31, 2003 that, subject to the approvals of the U.S. and Mexican securities regulators and TAMSA's extraordinary shareholders meeting, Tenaris intends to effect an exchange of its shares and ADSs for any TAMSA shares and ADSs not held by Tenaris or its affiliates in accordance with Mexican and U.S. laws.

Reference is now made to the registration statement of Form F-4 filed by Tenaris on July 3, 2003 with the U.S. Securities and Exchange Commission (the "SEC"), relating to Tenaris's offer to exchange its ADSs for any TAMSA ADSs not held by Tenaris or its affiliates.

Under the terms of the proposed exchange offer, Tenaris would offer to exchange one Tenaris ADS (representing 10 ordinary shares of Tenaris) for every 9.4520 common shares of TAMSA tendered, and one Tenaris ADS for every 1.8904 Tamsa ADSs tendered.

The registration statement has not yet been declared effective by the SEC, and Tenaris will not launch the exchange offer until it has obtained all relevant approvals from the SEC and all other relevant U.S. or Mexican authorities. No assurances can be given that Tenaris will be able to meet all the requirements for the approvals or that the relevant authorities will grant the required approvals. In addition, the completion of the exchange offer, if and when it is launched, is subject to certain conditions, as discussed in the registration statement, and Tenaris reserves the right to modify or waive any of these conditions in its discretion, subject to applicable law.

      Item 5. Interest in Securities of the Issuer

As disclosed in TAMSA's annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on June 30, 2003, TAMSA cancelled 3,650,000 shares of TAMSA held by its subsidiary Tamsider on April 30, 2003, and, as a result, Tenaris's ownership of TAMSA's outstanding capital stock was reduced to 94.44% from 94.50%.

      Item 7. Material to be Filed as Exhibits

Powers of attorney for Tenaris S.A., I.I.I. Industrial Investments Inc. and Invertub S.A. are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 34 to the Schedule 13D. Powers of attorney for each of the other Reporting Persons are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 23 to the Schedule 13D of Siderca ApS.

The written  agreement of the  Reporting  Persons  related to the filing of this
Schedule 13D as required by Rule 13d-k(1)(iii) is included in the signature pages hereto and is hereby filed as an exhibit hereto.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS Inc. to sign this statement, certify that the information set forth in this
Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERTUBES S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima, TENARIS S.A. and SIDTAM LIMITED.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by TENARIS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by INVERTUB S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. and SIDTAM LIMITED.


July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA SOCIEDAD ANONIMA INDUSTRIAL Y COMERCIAL to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB S.A. and SIDTAM LIMITED.


July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA INTERNATIONAL ApS to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.


July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDTAM LIMITED to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. INVERTUB Sociedad Anonima and SIDERTUBES S.A.

July 8, 2003

                                                     /s/ Fernando Mantilla
                                                     ---------------------
                                                         Fernando Mantilla
                                                          Attorney-in-fact

Exhibit index:

99.1  Powers of attorney (incorporated by reference to Amendments No. 23 and 34)

99.2  Written agreement of the Reporting Persons (included in signature pages)